EXHIBIT 99.2

Transcript of comments posted on The Bakersfield Californian’s blog by reporters interviewing Bart Hill and Stephen Annis on July 20, 2009

JAMES BURGER:

San Joaquin Bank recapitalization
We're talking to Bart Hill of San Joaquin Bank about the local banking corporation's financial situation and plan for the future.

36 investors, most of them citizens of India, will be investing in the local bank in a rescue. The new investors will own a total of 62 percent of the bank. Will bring in $38 million.

But Bart Hill says the investor profile: 11 different families with no family representing more than eight percent of the value. They are not a contingent. They won't own the bank.

Bart Hill said the release of that stock will immediately dilute the value of the company's stock.

But he said the company's stock, which has plummetted in the last week, needs this to rebound.

"The investors right now are scared in the middle of a recession," Hill said. "The stock is well below its 'true' book value. It is good news for every investor."

JAMES BURGER:

"Hold me back from shooting off a sky-rocket, from throwing out the confetti" Hill said.

Indian government will have to authorize the wiring of the money out of the country.

JAMES BURGER:

"The second quarter will be better than the first quarter," said Stephen Annis.

JAMES BURGER:

We're on to the core of a press-release the bank sent out: revealing that the bank's first quarter report of losses was one-fifth of its real losses.

"When the regulators looked at our numbers they found additional loans that they felt should be impaired," Annis said. "We chose to go back and re-look at our first quarter."

The losses were in residential development loans.

"A large part of the issue is interpretation. Even stringent accounting guidelines are open to interpretation," Annis said.

Regulators take a very dark view of the recoverability of "impaired" loans.

There are $41 million in loans that have current payments on San Joaquin's books are impaired, Hill said.

JAMES BURGER:

San Joaquin is a commercial bank — doing business with businesses.

Annis, the bank's Executive Vice President, said the underlying strength of those loans is what attracted the Indian investors.

JAMES BURGER:

The bottom line financial stats on the first quarter - the bank originally reported a $3.6 million loss in the first quarter. They have now re-reported a $18.2 million loss in the first quarter.

JAMES BURGER:

bubble, my good friend Gretchen Wenner is asking about that right now.

I'm not sure I understand the conversation well enough to post here accurately so I'll have her explain it in her story.

JAMES BURGER:

Annis is talking about the dilution of shares.

"If this additional capital really causes the company to become more sound, then the value of those existing shares to go up."

Gretchen is asking about last week's value crash.

"What was going on," she's asking. "Did someone hear about this deal?"

"We don't know," Annis said.

He's talking about why Bank of America dropped under $2. Investors didn't trust that the BofA was healthy.

JAMES BURGER:

San Joaquin had applied for federal stimulus funds and then pulled the application, Annis said.

"We decided we didn't want the federal money," Hill said.

JAMES BURGER:

"I think our shareholders are going to be pleased that we're down to the bone on the problems," Hill said.

The bank has found the problem loans, assessed the damage and investors will understand that and look for the stock to rebound now that it has been recapitalize.

Second half of the year looks good for the bank. (they expect profits in the second half of the year, but not enough to offset the first half losses.)

Annis - they expect to be profitable next year.

"This is our first lost year and we're not happy about it," Hill said. "We're all over curing it and we're all over it never happening again."